Exhibit 10.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Execution Version

June 19, 2020

DIRTT Environmental Solutions Ltd.

7303 30th Street SE

Calgary, Alberta

T2C 1N6

Attention:     Chief Financial Officer

Re:

Credit agreement dated as of July 19, 2019 among DIRTT Environmental Solutions Ltd. (the “Borrower”), as borrower, DIRTT Environmental Solutions, Inc. (the “Guarantor”), as guarantor, and Royal Bank of Canada, as lender, (the “Lender”)

Dear Sirs/Mesdames:

This letter agreement (this “Letter Agreement”) is written in connection with the credit agreement dated as of July 19, 2019 as amended by a first amending agreement dated March 4, 2020 (as so amended, the “Original Credit Agreement”), pursuant to which the Lender agreed to make certain credit facilities available to the Borrower on and subject to the terms and conditions set out therein. The Borrower, the Guarantor and the Lender have agreed to enter into this Letter Agreement to amend the Original Credit Agreement as provided for in this Letter Agreement (the Original Credit Agreement as amended by this Letter Agreement, the “Credit Agreement”). Capitalized terms used and not otherwise defined in this Letter Agreement have the meanings given to them in the Credit Agreement.

1.0	AMENDMENT DATE

The amendments to the Original Credit Agreement contained herein shall be effective as of the date (the “Effective Date”) that the conditions precedent herein have been satisfied or waived by the Lenders.

2.0	AMENDMENTS TO THE ORIGINAL CREDIT AGREEMENT

As of the Effective Date, the Original Credit Agreement is hereby amended as follows:

(a)	Article 1 of the Original Credit Agreement is amended by adding the following definitions to Section 1.1 in alphabetical order:

“Account Debtor” means in respect of any Account Receivable, the debtor obligated to make payment thereof.

“Accounts Receivable” means, whether now existing or hereafter arising, any accounts, accounts receivable, other receivables, choses in action and contract rights related to or evidencing the obligations or the receivables arising under any sales of Inventory or services by the Business provided by the Restricted Parties to any Person in the ordinary course of business.

“Borrowing Base” means the amount determined by the Lender as the most recently calculated borrowing base against which the Lender will provide advances to the Borrower under the Credit Facility during the Covenant Holiday Period (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender), calculated without duplication as follows:

i)	75% of the aggregate amount of the Canadian Dollar Equivalent Amount of the Eligible Accounts Receivables of Restricted Parties less the amount of Priority Payables; plus

ii)	25% of the aggregate amount of the Canadian Dollar Equivalent Amount of the Eligible Inventory of the Restricted Parties.

“Borrowing Base Certificate” means the “Borrowing Base Certificate” attached as Exhibit 1 to this Letter Agreement.

“Canadian Revolving Lease” means the master lease agreement between the Borrower and the Lender dated May 4, 2020, as the same may be amended, modified, varied, restated or replaced from time to time.

“Canadian Revolving Lease Facility” means the revolving lease facility in an amount up to the Canadian Revolving Lease Facility Limit established by the Lender in favour of the Borrower pursuant to the Canadian Revolving Lease.

“Canadian Revolving Lease Facility Limit” means an amount equal to Cdn. $5,000,000.

“Cost Value” means the invoice cost paid by the applicable Restricted Party to the manufacturer or supplier of Eligible Inventory, net of Taxes, less any deposits received by a Restricted Party from any purchaser of such Eligible Inventory (for greater certainty, not including deposits received with respect to work in process inventory) and less any rebates from the manufacturer or supplier.

“Covenant Holiday Period” means the period commencing on April 1, 2020 to and including September 30, 2020.

“Credit Facility Allocation” means at any time, an amount equal to Cdn. $50,000,000 less the outstanding principal amount advanced to the Borrower under the Canadian Revolving Lease Facility and the Canadian Dollar Equivalent Amount of outstanding principal amount advanced to DIRTT Colorado under the U.S. Non-Revolving Lease Facility.

“Credit Facility Limit” means:

(i)	during the Covenant Holiday Period, the lesser of (i) the Credit Facility Allocation; and (ii) the Borrowing Base; and

(ii)	after the Covenant Holiday Period, the Credit Facility Allocation.

“Eligible Accounts Receivable” means, at any time, the invoice value of Canadian Dollar and U.S. Dollar Accounts Receivable (net of all goods and services Taxes, harmonized sales Taxes and other sales Taxes and net of any credit balance, returns, trade discounts, unapplied cash, unbilled amount or retention or finance charges) owing to the Restricted Parties (or any of them) arising under any sales of Inventory from the operation of the business of the Restricted Parties made by the Restricted Parties to any Person in the ordinary course of business, which invoice value shall be periodically reported to the Lender in the form of Schedule “B” to be delivered (i) at the time of each Drawdown during the Covenant Holiday Period, if at the time of such Drawdown there is no principal amount outstanding under any Prime Rate Loans, Base Rate Loans, CDOR Loans, and there are no outstanding Bankers’ Acceptances or Letters of Credit (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender), and (ii) within fifteen days after the end of each calendar month during the Covenant Holiday Period, if during such month any Prime Rate Loans, Base Rate Loans, CDOR Loans, Bankers’ Acceptances or Letters of Credit (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender) are outstanding; provided that no Account Receivable shall be deemed an Eligible Account Receivable unless each of the following statements is accurate and complete (and by including such Account Receivable in any calculation of the Borrowing Base, the Borrower shall be deemed to represent and warrant to the Lender the accuracy and completeness of such statements):

(a)	it is genuine and in all respects is what it purports to be;

(a)

with respect to any Account Receivable arising from the sale of Inventory: (A) the subject Inventory have been completed, sold and shipped, on a true sale basis on an open account, or subject to contract, and not on consignment, on approval, or a “sale or return” basis, or on a “bill and hold” or “pre-sale” basis or subject to any other repurchase or return agreement, and (B) no material part of the subject Inventory has been returned, rejected, lost or damaged;

(b)	it is not evidenced by chattel paper or a promissory note or an instrument of any kind which has not been provided to and endorsed in favour of the Lender;

(c)	it is in the amount represented to the Lender and is owed to the applicable Restricted Party by the Account Debtor represented to the Lender;

(d)

it is owned by the applicable Restricted Party, the applicable Restricted Party has the right to subject it to, and it is subject to, a First-Ranking Security Interest in favour of the Lender (subject to the giving of a notice to the Account Debtor to pay the same as directed by the Lender);

(e)	it is evidenced by an invoice or statement rendered to the Account Debtor thereunder in the ordinary course of business arising out of the sale of

Inventory, is due and payable within a maximum of 60 days after the stated invoice date thereof and does not remain unpaid for more than 90 days past the stated due date thereof;

(f)	it is not subject to any actual or deemed trust or prior Encumbrance whatsoever;

(g)	it is not a volume rebate or warranty receivable;

(h)	there is no obligation to hold any portion of the Account Receivable in trust or as agent for any other Person;

(i)

it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is (A) net of any dispute, set off, counterclaim, deduction, holdback, credit, contras, chargebacks or adjustment by such Account Debtor, (B) not subject to rescission, cancellation or any other claim by such Account Debtor denying liability thereunder whether by reason of prepayment, previous credit or otherwise, and (C) not subject to any agreement between such Account Debtor and the applicable Restricted Party that in any way could reasonably be expected to adversely affect the payment of such Account Receivable;

(j)	it does not fail in any material respect to comply with the requirements of Applicable Laws;

(k)

all permits or approvals required to be obtained have been obtained, effected or given in connection with the payment of such Account Receivable by the Account Debtor or in connection with the enforcement and collection of such Account Receivable by the applicable Restricted Party and the Lender have been duly obtained, effected or given and are all in full force and effect;

(l)

the Account Debtor thereunder is not an Affiliate or Subsidiary of any Restricted Party, or a director, officer, employee or partner of any Restricted Party, any Affiliate of any Restricted Party or any Subsidiary of any Restricted Party;

(m)

except for Account Receivables payable by a Governmental Authority to a Restricted Party as a result of the sale by such Restricted Party of its finished goods inventory in the normal course of business, it is not an Account Receivable with respect to which the Account Debtor is Her Majesty the Queen in Right of Canada or Her Majesty the Queen in Right of any Province or any department, agency or instrumentality thereof or any Governmental Authority, including with out limitation any refunds, credits or reimbursement for any Taxes;

(n)	it is not an Account Receivable that the Lender, acting reasonably, has, in its sole discretion, designated as ineligible or subject to undue credit risk;

(o)

the Account Debtor of such Account Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings, does not have a trustee or receiver appointed for all or a substantial part of its Property, has not made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature or suspended its business, and the Lender is otherwise satisfied with the credit standing of such Account Debtor;

(p)	it is not an Account Receivable with respect to which the Account Debtor’s obligation to pay is conditional;

(q)	it is not an Account Receivable which is an intercorporate account;

(r)	it is not a holdback Account Receivable (being any amount subject to builder’s liens or related legislation);

(s)	it is not an Account Receivable in dispute;

(t)	it is not an amount billed for services not as yet completed;

(u)

the Account Debtor of such Account Receivable is organized and existing under the laws of the United States of America or a state thereof or the federal laws of Canada, a province or territory thereof; and

(v)

it is not an Account Receivable (A) with respect to which any representation or warranty contained in this Agreement or any other Loan Document is untrue or (B) which violates any of the covenants of the Restricted Parties (or any of them) contained in this Agreement or any other Loan Document, but in each case, for greater certainty, shall not include any amounts included in the calculation of “Eligible Inventory”.

“Eligible Inventory” means at any time, the Cost Value of Inventory, which Cost Value shall be periodically reported to the Lender in the form of Schedule “B” (i) at the time of each Drawdown during the Covenant Holiday Period, if at the time of such Drawdown there is no principal amount outstanding under any Prime Rate Loans, Base Rate Loans, CDOR Loans, and there are no outstanding Bankers’ Acceptances or Letters of Credit (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender), and (ii) within fifteen days after the end of each calendar month during the Covenant Holiday Period, if during such month any Prime Rate Loans, Base Rate Loans, CDOR Loans, Bankers’ Acceptances or Letters of Credit (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender) are outstanding; provided that no Inventory shall be deemed “Eligible Inventory” unless each of the following statements is accurate and complete (and by including such Inventory in any computation of the Borrowing Base, the Borrower shall be deemed to represent and warrant to the Lender the accuracy and completeness of such statements):

(a)	such Inventory falls under the definition of “Inventory” hereunder;

(b)

such Inventory is in good condition, merchantable, meets all standards imposed by any Governmental Authority having regulatory authority over it or its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of the Restricted Parties;

(c)	such Inventory is subject to a First-Ranking Security Interest held by the Lender pursuant to the Security and is not subject to any other Encumbrance (including any Purchase Money Security Interest);

(d)

such Inventory is (i) in possession of a Restricted Party, (ii) is (A) located on real property owned by a Restricted Party, or (B) is located on leased real property and a landlord consent is in full force and effect with respect to such leased real property, and (iii) is within Canada or the United States;

(e)	the Borrower has not received any notice from a party claiming an Encumbrance, Priority Payable in respect of such Inventory;

(f)	such Inventory is not work in progress;

(g)	such Inventory is not subject to any prior claims or consignments;

(h)	such Inventory is not fully financed under the terms of any other agreement;

(i)	such Inventory is not Inventory in respect of which a payable is due; and

(j)	such Inventory is not Inventory that the Lender, acting reasonably, has designated from time to time, in its sole discretion, as being ineligible,

but, for greater certainty, Eligible Inventory shall not include any amounts included in the calculation of “Eligible Accounts Receivable”.

“First-Ranking Security Interest” in respect of any Property means an Encumbrance in such Property which is registered where necessary or where the Lender, acting reasonably, considers such registration desirable to record and perfect the charges contained therein and which ranks in priority to all other Encumbrances except for any Permitted Encumbrances which have priority in accordance with Applicable Laws.

“Inventory” means raw materials, supplies, goods, parts and accessories used in the manufacturing of prefabricated interior modular walls, ceilings, floors decorative and functional millwork and power and network infrastructure, and which are owned by a Restricted Party.

“Letter Agreement” means the Letter Agreement dated as of June 19, 2020, made among the Borrower, the Guarantor and the Lender.

“Priority Payable” means, at any time, any amount due and payable at such time by an obligor which is secured by an encumbrance or statutory right or claim in favour of any Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Encumbrances created by the Security in respect of any Account Receivable or Inventory including, without limitation, amounts due and payable for wages, vacation pay that is due and payable, and for certainty, excluding vacation accruals), termination and severance pay, employee deductions (including income, withholding, social security and other employment taxes), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), workers compensation premiums, municipal taxes, government royalties, Pension Plan obligations and overdue rents or Taxes, other claims in arrears and secured by statutory Encumbrances or deemed trusts, including, without limitation, warehousing liens and storage liens, and claims in respect of arrears of rent or other amounts payable under a lease or rental agreement for real Property at which the subject Inventory of the obligor is located.

“US Non-Revolving Lease” means the master lease agreement no. 20200687 dated April 30, 2020 entered into by the Borrower and First American Commercial Bancorp, Inc., as the same may be amended, modified, varied, restated or replaced from time to time

“US Non-Revolving Lease Facility” means the non-revolving lease facility established by First American Commercial Bancorp, Inc. in favour of DIRTT Colorado in an amount of up to the US Non-Revolving Lease Facility Limit pursuant to the US Non-Revolving Lease.

“US Non-Revolving Lease Facility Limit” means an amount equal to U.S. $16,000,000.

(b)	The definition of “Credit Facility” in Section 1.1 of the Original Credit Agreement is deleted and replaced with the following:

““Credit Facility” has the meaning set out in Section 2.01 (1).”

(c)	Section 2.01 of the Original Credit Agreement is deleted and replaced with the following:

2.01    Borrower Facilities

Subject to the terms and conditions of this Agreement, the Lender establishes in favour of the Borrower a revolving term facility (the “Credit Facility”) in an amount up to the Credit Facility Limit or the Equivalent Amount in United States Dollars, which facility will be available only during the Revolving Period.

(d)	Section 2.03 of the Original Credit Agreement is deleted and replaced with the following:

2.03    Purpose of Credit Facility

Loans under the Credit Facility will only be used for working capital and general corporate purposes in the ordinary course of business of the Borrower and the other Restricted Parties; provided however during the Covenant Holiday Period, proceeds from Loans under the Credit Facility shall not be used for: (i) the payment of any Capital Expenditures or (ii) lease or other payments to be made under the Canadian Revolving Lease Facility or the US Non-Revolving Lease Facility.

(e)	Article 2 of the Original Credit Agreement is amended by inserting the following immediately after Section 2.14:

2.15    Availability of Facilities

The amount advanced to the Borrower by the Lender under the Credit Facility shall not at any time exceed the Credit Facility Limit.

(f)	Section 9.02 of the Original Credit Agreement is deleted and replaced with the following:

9.02    Financial Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Lender, the Borrower will ensure that at the end of each fiscal quarter:

(1)

Funded Debt to Adjusted EBITDA Ratio. Commencing with the fiscal quarter beginning on October 1, 2020, the Funded Debt to Adjusted EBITDA Ratio is less than 3.00:1.00; provided however that for the first two fiscal quarters immediately following a Material Acquisition, the Borrower will ensure that the Funded Debt to Adjusted EBITDA Ratio is less than 3.50:1.00 at the end of each such fiscal quarter.

(2)	Fixed Charge Coverage Ratio. Commencing with the fiscal quarter beginning on October 1, 2020, the Fixed Charge Coverage Ratio is not less than 1.15:1.00.

9.02A Covenant Holiday Financial Covenants

(1)

Cash Liquidity. At all times during the Covenant Holiday Period when no Loans (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender) are outstanding under the Credit Facility, the Borrower shall at all times ensure that it has unrestricted cash on hand (excluding any cash collateral provided by a Restricted Party to the Lender with respect to Letters of Credit) in an amount at least equal to U.S.$10,000,000.

(2)

TMM Adjusted EBITDA Thresholds. As of the last day of each fiscal quarter during the Covenant Holiday Period when Loans are outstanding under the Credit Facility (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender), the Borrower shall ensure that: (i) Adjusted EBITDA for the most recently completed twelve month period ending on June 30, 2020 is not less than negative U.S.$7,000,000, and (ii) Adjusted EBITDA for the most recently completed twelve month period ending on September 30, 2020 is not less than negative US$16,500,000.

(3)

Capital Expenditures. The Borrower shall ensure that the aggregate Capital Expenditures of the Restricted Parties does not exceed U.S. $10,700,000 for the two fiscal quarters ending on September 30, 2020.

(4)

Borrowing Base Certificate. The Borrower shall execute and deliver a fully completed Borrowing Base Certificate to the Lender in the form of Schedule “B” (i) at the time of each Drawdown during the Covenant Holiday Period, if at the time of such Drawdown there is no principal amount outstanding under any Prime Rate Loans, Base Rate Loans, CDOR Loans, and there are no outstanding Bankers’ Acceptances or Letters of Credit (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender), and (ii) within fifteen days after the end of each calendar month during the Covenant Holiday period, if during such month any Prime Rate Loans, Base Rate Loans, CDOR Loans, Bankers’ Acceptances or Letters of Credit (other than Letters of Credit issued under the Credit Facility that are fully secured with cash collateral provided by a Restricted Party to the Lender) are outstanding.

(g)	Article 9 of the Original Credit Agreement is amended by adding the following immediately after Section 9.03 (6):

(7) 2021 Internal Management Forecast. Concurrently with the delivery of the financial statements referred to in Section 9.03(1) for the fiscal quarter ending September 30, 2020: (i) a pro forma of revenues, expenses, cash flows and balance sheet for the fiscal quarter ending December 31, 2020, and (ii) an internal management forecast for the 2021 fiscal year in a form satisfactory to the Lender, acting reasonably.

(8) 2020 Annual Report and Compliance Certificate. As soon as available and in any event within 45 days after the end of the 2020 fiscal year: (i) the interim unaudited consolidated balance sheet, statement of income and retained earnings, statement of changes in financial position and source and application of funds, or such other similar statements of the Borrower as required by Applicable Accounting Standards, which will be prepared in accordance with Applicable Accounting Standards, and (ii) a duly completed and executed interim Compliance Certificate for the fiscal year ending 2020 (which for greater certainty will be in addition to the Compliance Certificate to be delivered to the Lender with the financial statements referred to in Section 9.03 (2)).

(h)	Section 9.04 (7) of the Original Credit Agreement is deleted and replaced with the following:

No Distributions. Make any Distributions except Permitted Distributions or Special Distributions; provided however that during the Covenant Holiday Period, the Borrower shall not and shall not permit any other Restricted Party from making any Distributions (including Permitted Distributions or Special Distributions).

(i)	Section 9.04 of the Original Credit Agreement is hereby amended by adding the following immediately after Section 9.04 (17):

(18) Anti-cash Hoarding. The Borrower shall not, and shall not permit any Subsidiary to use the proceeds of any amount outstanding under the Credit Facility to accumulate or maintain cash or cash equivalents in one or more depository or investment accounts maintained by the Borrower or any Restricted Party in an amount, in the aggregate between all such parties, greater than U.S $5,000,000 (or the equivalent amount in any other currency), but excluding therefrom cash or cash equivalents accumulated or maintained therein for a specified business purpose approved by the Lender (other than simply accumulating a cash reserve), and, for certainty, the Lender may refuse to make any requested Loan or advance which the Lender, acting reasonably, determines would result in a contravention of this Section 9.08(18).

(j)	Section 11.01 (c) of the Original Credit Agreement is deleted and replaced with the following:

(c) if the Borrower breaches any of its obligations or covenants in Section 2.15, Section 9.02, Section 9.02A (1) or Section 9.02A (2).

(k)	Schedule “B” attached hereto as Exhibit 1 is hereby appended to the Credit Agreement.

3.0	ACKNOWLEDGEMENT AND REPRESENTATIONS OF THE BORROWER AND GUARANTOR

The Guarantor acknowledges and agrees that its guarantee of the payment of the Guaranteed Obligations set out in Article 13 of the Credit Agreement continues in full force and effect. Each of the Borrower and the Guarantor acknowledges and confirms that the Security previously granted by each of them to the Lender under or in connection with the Original Credit Agreement, continues in full force and effect, and that the mortgages, pledges, charges, assignments, security interests and covenants therein contained or thereby constituted, continue to secure all of the Obligations.

4.0	CONDITIONS PRECEDENT

This Letter Agreement shall become effective at such time as the Lender shall have received (each in form and substance satisfactory to the Lender) the following:

(a)	a duly executed copy of this Letter Agreement;

(b)	a certificate of a senior officer of the Borrower confirming that:

(i)	the representations and warranties set forth in the Original Credit Agreement, as amended hereby, are true and correct;

(ii)	the Borrower has performed or observed or caused to be performed or observed the covenants set forth in the Original Credit Agreement, as amended hereby, to be performed or observed by it;

(iii)	there has not occurred any Default or Event of Default which is unremedied as of the date thereof, after giving effect to this Letter Agreement; and

(iv)	there has not occurred any Material Adverse Change which is unremedied as of the date thereof, after giving effect to this Letter Agreement.

and attaching thereto, without limitation:

(v)	the articles and by-laws of the Borrower;

(vi)	resolutions authorizing and approving the authorization, execution, delivery and performance by the Borrower of the Letter Agreement; and

(vii)	an incumbency certificate certifying the names and the true signatures of each of its officers authorized to sign the Letter Agreement for the Borrower;

(c)	a certificate of a senior officer of the Guarantor confirming that:

(i)	the representations and warranties set forth in the Original Credit Agreement, as amended hereby, are true and correct; and

(ii)	each of the Guarantor has performed or observed or caused to be performed or observed the covenants set forth in the Original Credit Agreement, as amended hereby, to be performed or observed by it;

and attaching thereto, without limitation:

(iii)	the articles and by-laws of the Guarantor;

(iv)	resolutions authorizing and approving the authorization, execution, delivery and performance by the Guarantor of the Letter Agreement; and

(v)	an incumbency certificate certifying the names and the true signatures of each of its officers authorized to sign the Letter Agreement for the Guarantor;

(d)	a certificate of good standing (or similar certificate) issued by the appropriate Official Body in the jurisdiction of formation of the Borrower and the Guarantor;

(e)

letters of opinion from Borrower’s Counsel and counsel to the Guarantor addressed to the Lender relating to, inter alia, the existence of each of the Borrower and Guarantor and the authorization, execution and delivery by each of the Borrower and the Guarantor of the Letter Agreement and the enforceability of the Letter Agreement and the Credit Agreement;

(f)	the Borrower will pay to the Lender a work fee in the amount of Cdn. $[***] and all other fees, costs and expenses incurred by the Lender in connection with the Letter Agreement;

(g)	the Lender shall have completed and found to be satisfactory in its sole determination its usual and customary “Know Your Customer” due diligence with respect to the Restricted Parties; and

(h)	such other certifications and documentation as the Lender and Lender’s Counsel may reasonably request.

5.0	CONTINUING EFFECT

Each of the parties hereto acknowledges and agrees that the Credit Agreement and all other Loan Documents entered into in connection therewith, continue in full force and effect and are hereby ratified, confirmed and approved.

6.0	FURTHER ASSURANCE

Subject to Section 14.07 of the Credit Agreement, the Borrower will from time to time forthwith at the Lender’s request and at the Borrower’s own cost and expense make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, assignments, acts, matters and things which may be reasonably required by the Lender and as are consistent with the intention of the parties as evidenced herein, with respect to all matters arising under the Credit Agreement and the Security.

7.0	GOVERNING LAW

This Letter Agreement will be governed by and construed in accordance with the laws in force in the Province of Alberta from time to time.

8.0	COUNTERPARTS

This Letter Agreement may be executed and delivered in any number of counterparts (including by facsimile or pdf transmission), each of which when executed and delivered will be deemed to be an original, but all of which when taken together constitutes one and the same instrument.

[Signature pages follow]

Yours very truly,

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Kevin Desjardins
Name:	Kevin Desjardins
Title:	Director – National Client Group Finance

By:
Name:
Title:

[Signature Page – Second Amending Agreement (DIRTT)]

Accepted and agreed:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.,
as Borrower

By:	/s/ Geoff Krause
Name:	Geoff Krause
Title:	Chief Financial Officer

By:
Name:
Title:

[Signature Page – Second Amending Agreement (DIRTT)]

DIRTT ENVIRONMENTAL SOLUTIONS, INC.,
as Guarantor

By:	/s/ Geoff Krause
Name:	Geoff Krause
Title:	Chief Financial Officer

By:
Name:
Title:

[Signature Page – Second Amending Agreement (DIRTT)]

EXHIBIT 1

SCHEDULE “B” attached to and forming part of the Credit Agreement made as of July 19, 2019 among DIRTT Environmental Solutions Ltd., as Borrower, DIRTT Environmental Solutions, Inc., as Guarantor and Royal Bank of Canada, as Lender

BORROWING BASE CERTIFICATE

TO:	Royal Bank of Canada

335-8th Avenue SW,

23rd Floor, Calgary, AB

T2P 1C9

Attention: Vice President, National Client Group

Ladies and Gentlemen:

1.

Reference is made to the credit agreement made as of July 19, 2019 among DIRTT Environmental Solutions Ltd., (the “Borrower”), DIRTT Environmental Solutions, Inc., as guarantor and Royal Bank of Canada, as lender (the “Lender”), as amended, modified, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms and expressions used herein but not otherwise defined, shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

2.	There has not occurred any unremedied Default or Event of Default.

3.

The Borrower represents and warrants that this Borrowing Base Certificate is a true, correct and complete statement of, and that the information contained herein is true, correct and complete in all material respects regarding the Eligible Accounts Receivable and Eligible Inventory and that the amounts reflected herein are in compliance with the provisions of the Credit Agreement. The Borrower further represents and warrants that all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects. The Borrower further represents and warrants that of the date hereof, all outstanding amounts owing by Restricted Parties with respect to any and all of their leased real property have been paid in full.

4.	With respect to the Credit Facility:

(a)	A listing of all Eligible Accounts Receivable as at the end of [month/year] is attached hereto.

(b)	A listing of all Priority Payables as at the end of [month/year] is attached hereto.

(c)	A listing of all aged Accounts Receivable as at the end of [month/year] is attached hereto.

(d)	The following is a calculation of the Borrowing Base as at the date of this certificate:

Based on Eligible Accounts Receivable and Eligible Inventory as at the date hereof

	Cdn. Dollar Equivalent	Margin	Credit
Accounts Receivable
Eligible Accounts Receivable	<>	75%	<>
Less Priority Payables			<>
Eligible Inventory
Eligible Inventory (as per paragraph (ii) in the definition of Borrowing Base)	<>	25%	<>

Total Borrowing Base			<>

Availability			<>

5.	The Borrower hereby confirms that the principal amount of all advances, in aggregate, under the Credit Facility does not exceed, and has not at any time exceeded, the Credit Facility Limit.

DATED this      day of             , 20    .

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Per:
Name:
Title:

Per:
Name:
Title: